                                                                    Exhibit 4.18

                              GCR HOLDINGS LIMITED

                            1996 SHARE INCENTIVE PLAN


SECTION 1.  GENERAL PURPOSE OF PLAN; DEFINITIONS.

         The name of this plan is the GCR Holdings Limited 1996 Share Incentive Plan (the "Plan"). The Plan was adopted by the Board on October 31, 1996, subject to approval of the shareholders of the Company. The purpose of the Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers, employees, consultants and advisors that are linked directly to increases in shareholders value and will therefore inure to the benefit of all shareholders of the Company.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (1) "Administrator" means the Board, or, if and to the extent the Board delegates its administrative duties with respect to the Plan pursuant to Section 2, the Committee.

         (2) "Board" means the Board of Directors of the Company.

         (3) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

         (4) "Committee" means the Compensation Committee of the Board, or any other Committee the Board may subsequently appoint to administer the Plan.

         (5) "Company" means GCR Holdings Limited, a Cayman Islands corporation, or any successor to the business thereof.

         (6) "Deferred Shares" means an award made pursuant to Section 7 below of the right to receive Shares at the end of a specified deferral period.

         (7) "Disability" means the inability of a Participant, for reasons of health, to carry out the functions of his duties for the Company or its Subsidiaries for a total of six months during any twelve-month period.

         (8)  "Effective Date" shall mean the date provided pursuant to Section
11.

         (9) "Eligible Employee" means an officer, employee, consultant or advisor of the Company or any Subsidiary.

         (10) "Fair Market Value" means, as of any given date, with respect to any Shares subject to an award hereunder, (1) the closing price of a Share on the principal securities exchange on which the Shares are listed or, if not so listed, as traded in the NASDAQ National Market, if traded therein, on the date of determination, or (2) if the Shares are not so listed or traded, the average of the bid and asked prices of a Share as otherwise quoted on the NASDAQ system or any successor system in use on the most recent date prior to the date of determination on which such quoted prices exist.

         (11) "Incentive Share Option" means any Share Option intended to be designated as an "incentive stock option" within the meaning of Section 422 of the Code.

         (12) "Limited Share Appreciation Right" means a Share Appreciation Right that can be exercised only in the event of a "Change of Control" (as defined in the award evidencing such Limited Share Appreciation Right).

         (13) "Non-Qualified Share Option" means any Share Option that is not an Incentive Share Option, including any Share Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Share Option.

         (14) "Parent Corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

         (15) "Participant" means any Eligible Employee, consultant or advisor to the Company selected by the Administrator, pursuant to the Administrator's authority in Section 2 below, to receive grants of Share Options, Share Appreciation Rights, Limited Share Appreciation Rights, Restricted Share awards, Deferred Share awards, Performance Shares or any combination of the foregoing.

         (16) "Performance Share" means an award of Shares pursuant to Section 7 that is subject to restrictions based upon the attainment of specified performance objectives.

         (17) "Restricted Shares" means an award pursuant to Section 7 of Shares subject to certain restrictions.

         (18) "Shares" means the Company's ordinary redeemable shares of U.S. $0.10 per share.

         (19) "Share Appreciation Right" means the right pursuant to an award granted under Section 6 to receive an amount, payable in cash, Shares or as the Administrator otherwise determines, equal to or based on (A) the difference between (1) the Fair Market Value, as of the date such Share Appreciation Right or portion thereof is surrendered, of the Shares covered by such right or such portion thereof, and (2) the aggregate exercise price of such right or such portion thereof, (B) the amount of dividends paid with respect to a Share over a specified time period or (C) any other factor reasonably selected by the Administrator.

         (20) "Share Option" means any option to purchase Shares granted pursuant to Section 5.

         (21) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in the chain.

SECTION 2.  ADMINISTRATION

         The Plan shall be administered by the Board or by the Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board.

         Pursuant to the terms of the Plan, the Administrator shall have the power and authority to grant to Eligible Employees, consultants and advisors to the Company, pursuant to the terms of the Plan: (a) Share Options, (b) Share Appreciation Rights or Limited Share Appreciation Rights, (c) Restricted Shares,
(d)Performance Shares, (e) Deferred Shares or (f) any combination of the foregoing.

         In particular, the Administrator shall have the authority:

                  (a) to select those employees of the Company who shall be Participants;

                  (b) to determine whether and to what extent Share Options, Share Appreciation Rights, Limited Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or a combination of the foregoing, are to be granted hereunder to Participants;

                  (c) to determine the number of Shares to be covered by each such award granted hereunder;

                  (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, (x) the restrictions applicable to Restricted or Deferred Share awards and the conditions under which restrictions applicable to such Restricted or Deferred Shares shall lapse, and (y) the performance goals and periods applicable to the award of Performance Shares); and

                  (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Share Options, Share Appreciation Rights, Limited Share Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or any combination of the foregoing.

         The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

         All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.

SECTION 3.  SHARES SUBJECT TO PLAN.

         The total number of Shares reserved and available for issuance under the Plan shall be 500,000.

         In the event of any merger, reorganization, consolidation, recapitalization, scheme of arrangement, share dividend or other change in corporate structure affecting the nature or amount of outstanding Shares, a substitution or adjustment shall be made in (i) the aggregate number of Shares reserved for issuance under the Plan, (ii) the kind, number and option price of Shares subject to outstanding Stock Options granted under the Plan, and (iii) the kind, number and purchase price of Shares issuable pursuant to awards of Restricted Shares, Deferred Shares and Performance Shares, as may be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. An adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Share Appreciation Right or Limited Share Appreciation Right associated with any Share Option. In connection with any event described in this paragraph, the Administrator may provide, in its discretion, for the cancellation of any outstanding awards and payment in cash or other property therefor.

SECTION 4.  ELIGIBILITY.

         Officers (including officers who are directors of the Company), employees of the Company, and consultants and advisors to the Company who are responsible for or are in a position to contribute to the management, growth and/or profitability of the business of the Company shall be eligible to be granted Share Options, Share Appreciation Rights, Limited Share Appreciation Rights, Restricted Share awards, Deferred Share awards or Performance Shares hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Employees, consultants and advisors to the Company recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each award.

SECTION 5.  SHARE OPTIONS.

         Share Options may be granted alone or in addition to other awards granted under the Plan. Any Share Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Share Option awards need not be the same with respect to each optionee. Recipients of Share Options shall enter into a subscription and/or award agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

         The Share Options granted under the Plan may be of two types: (i) Incentive Share Options and (ii) Non-Qualified Share Options.

         The Administrator shall have the authority to grant any Eligible Employee Incentive Share Options, Non-Qualified Share Options, or both types of Share Options (in each case with or without Share Appreciation Rights or Limited Share Appreciation Rights). Consultants and advisors may only be granted Non-Qualified Share Options (with or without Share Appreciation Rights or Limited Share Appreciation Rights). To the extent that any Share Option does not qualify as an Incentive Share Option, it shall constitute a separate Non-Qualified Share Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.

         Share Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

         (1) Option Price. The option price per share of Share purchasable under a Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall not, in the case of Incentive Share Options, be less than 100% of the Fair Market Value of the Share on such date and shall not, in any event, be less than the par value (if any) of the Share.

         (2) Option Term. The term of each Share Option shall be fixed by the Administrator, but no Share Option shall be exercisable more than ten years after the date such Share Option is granted.

         (3) Exercisability. Share Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant. The Administrator may provide, in its discretion, that any Share Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine, in its sole discretion.

         (4) Method of Exercise. Subject to Section 5(3) above, Share Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (i) by means of any cashless exercise procedure approved by the Administrator, (ii) in the form of unrestricted Shares already owned by the optionee, or (iii) in the case of the exercise of a Non-Qualified Share Option, Restricted Shares or Performance Shares subject to an award hereunder (based, in each case, on the Fair Market Value of the Share on the date the option is exercised); provided, however, that in the case of an Incentive Share Option, the right to make payment in the form of already owned Shares may be authorized only at the time of grant. If payment of the option exercise price of a Non-Qualified Share Option is made in whole or in part in the form of Restricted Shares or Performance Shares, the shares received upon the exercise of such Share Option (to the extent of the number of shares of Restricted Shares or Performance Shares surrendered upon exercise of such Share Option) shall be restricted in accordance with the original terms of the Restricted Share or Performance Share award in question, except that the Administrator may direct that such restrictions shall apply only to that number of shares equal to the number of shares surrendered upon the exercise of such option. An optionee shall generally have the rights to dividends and any other rights of a shareholder with respect to the Share subject to the option only after the optionee has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in paragraph (1) of Section 10.

         (5) Loans. The Company may make loans available to Share Option holders in connection with the exercise of outstanding options granted under the Plan, as the Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by promissory notes entered into by the Share Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this
Section 5(5) and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine, and (iv) be subject to Board approval (or to approval by the Administrator to the extent the Board may delegate such authority). In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value (if any) of the Shares covered by the option, or portion thereof, exercised by the holder, and (y) any income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan, the extent to which the loan is to be with or without recourse against the holder with respect to principal or interest and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Administrator. Unless the Administrator determines otherwise, when a loan is made, Shares having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

         (6) Non-Transferability of Options. Unless otherwise determined by the Administrator, no Share Option shall be transferable by the optionee, and all Share Options shall be exercisable, during the optionee's lifetime, only by the optionee.

         (7) Termination of Employment or Service. If an optionee's employment with or service as a consultant or advisor to the Company terminates by reason of death, Disability or for any other reason, the Share Option may thereafter be exercised to the extent provided in the applicable subscription or award agreement, or as otherwise determined by the Administrator.

SECTION 6. SHARE APPRECIATION RIGHTS AND LIMITED SHARE APPRECIATION RIGHTS.

         (1) Grant and Exercise. Share Appreciation Rights and Limited Share Appreciation Rights may be granted either alone ("Free Standing Rights") or in conjunction with all or part of any Share Option granted under the Plan ("Related Rights"). Share Appreciation Rights and Limited Share Appreciation Rights shall be evidenced by a Share Appreciation Right Agreement or, in the case of a Related Right, the agreement evidencing the grant the related Share Option. In the case of a Non-Qualified Share Option, Related Rights may be granted either at or after the time of the grant of such Share Option. In the case of an Incentive Share Option, Related Rights may be granted only at the time of the grant of the Incentive Share Option.

         A Related Right or applicable portion thereof granted in conjunction with a given Share Option shall terminate and no longer be exercisable upon the termination or exercise of the related Share Option, except that, unless otherwise provided by the Administrator at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Share Option shall only be reduced if and to the extent that the number of Shares covered by the exercise or termination of the related Share Option exceeds the number of Shares not covered by the Related Right.

         A Related Right may be exercised by an optionee, in accordance with paragraph (2) Of this Section 6, by surrendering the applicable portion of the related Share Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in the Share Appreciation Right Agreement or agreement evidencing the related Share Option. Share Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

         (2) Terms and Conditions. Share Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Administrator, including the following:

         (a) Related Rights shall be exercisable only at such time or times and to the extent that the Share Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan;

         (b) Related Rights shall be transferable only when and to the extent that the underlying Share Option would be transferable under paragraph (6) of
Section 5 of the Plan;

         (c) Upon the exercise of a Related Right, the Share Option or part thereof to which such Related Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of Shares to be issued under the Plan, but only to the extent of the number of Shares issued under the Related Right;

         (d) A Related Right in connection with an Incentive Share Option may be exercised only if and when the Fair Market Value of the Share subject to the Incentive Share Option exceeds the exercise price of such Share Option;

         (e) Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant;

         (f) The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten years after the date such right is granted;

         (g) Free Standing Rights shall be transferable only when and to the extent that a Share Option would be transferable under paragraph (6) of Section 5 of the Plan;

         (h) In the event of the termination of employment or service of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant; and

         (i) Limited Share Appreciation Rights may only be exercised within the 30-day period following a "Change of Control" (as defined by the Administrator in the agreement evidencing such Limited Share Appreciation Right).

SECTION 7. RESTRICTED SHARES, DEFERRED SHARES AND PERFORMANCE SHARES.

         (1) General. Restricted Share, Deferred Share or Performance Share awards may be issued either alone or in addition to other awards granted under the Plan. The Administrator shall determine the Eligible Employees, consultants and advisors to whom, and the time or times at which, grants of Restricted Share, Deferred Share or Performance Share awards shall be made; the number of Shares to be awarded; the price, if any, to be paid by the recipient of Restricted Share, Deferred Share or Performance Share awards; the Restricted Period (as defined in paragraph (3) hereof) applicable to Restricted Share or Deferred Share awards; the performance objectives applicable to Performance Share or Deferred Share awards; the date or dates on which restrictions applicable to such Restricted Share or Deferred Share awards shall lapse during such Restricted Period; and all other conditions of the Restricted Share, Deferred Share and Performance Share awards. The Administrator may also condition the grant of Restricted Share, Deferred Share awards or Performance Shares upon the exercise of Share Options, or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Restricted Share, Deferred Share or Performance Share awards need not be the same with respect to each recipient. In the discretion of the Administrator, loans may be made to Participants in connection with the purchase of Restricted Shares under substantially the same terms and conditions as provided in Section 5(5) with respect to the exercise of Share Options.

         (2) Awards and Certificates. The prospective recipient of a Restricted Share, Deferred Share or Performance Share award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award (a "Restricted Share Award Agreement," "Deferred Share Award Agreement," or "Performance Share Award Agreement," as appropriate) and delivered a fully executed copy thereof to the Company. Except as otherwise provided below in this Section 7(2), (i) each Participant who is awarded Restricted Shares or Performance Shares shall be issued a share certificate in respect of Restricted Shares or Performance Shares; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

         The Company may require that the share certificates evidencing Restricted Share or Performance Share awards hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Share award or Performance Share award, the Participant shall have delivered such documents as are necessary to provide the Company the authority to exercise the rights applicable to any Share covered by such award.

         With respect to Deferred Share awards, at the expiration of the Restricted Period, share certificates in respect of such Deferred Shares shall be delivered to the participant, or his legal representative, in a number equal to the number of Shares covered by the Deferred Share award.

         (3) Restrictions and Conditions. The Restricted Share, Deferred Share and Performance Share awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

         (a) Subject to the provisions of the Plan and the Restricted Share Award Agreement, Deferred Share Award Agreement or Performance Share Award Agreement, as appropriate, governing such award, during such period as may be set by the Administrator commencing on the grant date (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign Restricted Shares, Performance Shares or Deferred Shares awarded under the Plan; provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment or service, death or Disability or the occurrence of a "Change of Control" as defined in the agreement evidencing such award;

         (b) Except as provided in paragraph (3)(a) of this Section 7 or as otherwise determined by the Administrator, the Participant shall generally have, with respect to the Restricted Shares or Performance Shares, all of the rights of a shareholder with respect to such Shares during the Restricted Period, including the right to receive distributions on such Restricted Shares or Performance Shares and the right to exercise the voting rights applicable to such Restricted Shares or Performance Shares. Further, unless otherwise determined by the Administrator, the Restricted Shares and Performance Shares granted under this Plan shall be outstanding for all purposes. The Participant shall generally not have the rights of a shareholder with respect to Shares subject to Deferred Share awards during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to the number of Shares covered by a Deferred Share award shall be paid to the Participant. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such Restricted Shares, Performance Shares or Deferred Shares, except as the Administrator, in its sole discretion, shall otherwise determine; and

         (c) The rights of holders of Restricted Share, Deferred Share and Performance Share awards upon termination of employment or service for any reason during the Restricted Period shall be set forth in the Restricted Share Award Agreement, Deferred Share Award Agreement or Performance Share Award Agreement, as appropriate, governing such awards.

SECTION 8.  AMENDMENT AND TERMINATION.

         The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any award theretofore granted without such Participant's consent.

         The Administrator may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without his or her consent.

SECTION 9.  GENERAL PROVISIONS.

         (1) The Administrator may require each person purchasing shares pursuant to a Share Option to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof.

The certificates for such Shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer.

         All certificates for Shares delivered under the Plan shall be subject to such share-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Commission, any share exchange upon which the Share is then listed, and any applicable securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

         (2) The adoption of the Plan shall not confer upon any employee, consultant or advisor of the Company any right to continued employment or service with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment or service of any of its employees, consultants or advisors at any time.

         (3) Each Participant shall, no later than the date as of which the value of an award first becomes includible in the gross income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

         (4) No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 10.  EFFECTIVE DATE OF PLAN.

         The Plan became effective (the "Effective Date") on October 31, 1996 subject to approval by the Company's shareholders.

SECTION 11.  TERM OF PLAN.

         No Share Option, Share Appreciation Right, Limited Share Appreciation Right, Restricted Share, Deferred Share or Performance Share award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.